EXHIBIT 10.1

SECOND AMENDMENT TO THE TERMINATION AGREEMENT

This Second Amendment to the Termination Agreement, effective as of November 16, 2004 (the “Effective Date”), is made by and between Gregory D. Waller (hereinafter referred to as the “Employee”) and Sybron Dental Specialties, Inc. (hereinafter referred to as the “Company”).

WHEREAS, Employee is currently employed by the Company as its Vice-President- Finance, Chief Financial Officer and Treasurer;

WHEREAS, Employee had previously announced his desire to retire from his current position as of April 1, 2005 and to discontinue his employment with the Company, and had executed a “Termination Agreement” setting forth the terms and conditions of an orderly transition of his duties and responsibilities upon his retirement;

WHEREAS, Employee and Company amended the Termination Agreement to correct certain items contained therein (the “First Amendment to the Termination Agreement”);

WHEREAS, the Company requested and Employee agreed to postpone his retirement from the Company until May 10, 2005;

WHEREAS, Company and Employee have agreed that it is necessary amend the Termination Agreement to reflect the new retirement date, as well as make some other amendments to the Termination Agreement; and

WHEREAS, Employer and Company have agreed upon the other amendments to be made to the Termination Agreement.

NOW, THEREFORE, Employee and Company, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, agree to amend the Termination Agreement as of the Effective Date, as follows:

1. Paragraph 1 of the Termination Agreement is deleted in its entirety and the following is inserted in its place:

1.	Employee’s employment with Company will be terminated effective May 10, 2005 (the “Termination Date”). From the date of this Agreement until May 10, 2005 (the “Employment Period”), Employee shall continue to perform the duties he is currently performing for the Company, including but not limited to those duties associated with the position of Vice-President Finance, Chief Financial Officer and Treasurer and such other appropriate tasks as may reasonably be requested, from time to time, by the Company.

2. Paragraph 6 of the Termination Agreement, as amended by the First Amendment to the Termination Agreement, is deleted in its entirety and the following is inserted in its place:

6.	If Employee signs, within thirty (30) days of the Termination Date, the Full and Complete Release of Liability attached hereto and marked as Addendum A (the “Release”), and does not revoke the Release within the period provided in the Release for revocation, the Company shall: (i) enter into with Employee the Consulting Agreement attached hereto and marked as Addendum B; (ii) pay Employee, within thirty (30) days of the expiration of the revocation period in the Release, the sum two hundred and seventy thousand dollars ($270,000), which shall fulfill the Company’s obligation, if any, under section 4.a. of the Executive Employment Agreement entered into by and between Employee and Company and dated November 4, 2002 (the “Executive Employment Agreement”); (iii) make a payment to Employee in an amount equal to the incentive award for the Company’s 2005 fiscal year that would have been earned by the Employee under the Senior Executive Incentive Compensation Plan but for the termination of the Employee’s employment with the Company prior to the end of the fiscal year, multiplied, however, by a percentage equal to the percentage of the fiscal year in which the Employee was an employee of the Company (The payment of the amount described in this clause (iii) shall be made on or about the same time as the incentive award is paid to the Company’s other employees for the 2005 fiscal year and shall fulfill the Company’s obligation, if any, under section 4.b. of the Executive Employment Agreement); (iv) transfer to Employee the ownership of the cellular phone currently being used by the Employee and pay the costs associated with the use of the phone for a period of one year following the Termination Date; and (v) provide Employee with insurance coverage at a level consistent with the level of coverage being provided to Employee as of his Termination Date, for a period of one year following the Termination Date, at a cost to the Employee consistent with the cost being paid by the Company’s other employees, with the following benefits: health insurance, life insurance, dental insurance, long-term disability insurance, accidental death and dismemberment insurance, and vision insurance.

3. Except as expressly set forth herein, all other terms and conditions of the Termination Agreement, as amended by the First Amendment to the Termination Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, intending to be legally bound as of the Effective Date, the parties have executed this Second Amendment to the Termination Agreement below.

/s/ Gregory D. Waller		Date: March 30, 2005
Gregory D. Waller

SYBRON DENTAL SPECIALTIES, INC.

By:	/s/ Floyd W. Pickrell, Jr.	Date: March 31, 2005
Floyd W. Pickrell, Jr.
Title:	President

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